EXHIBIT 8.1

August 7, 2026

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131

Ladies and Gentlemen:

We have acted as special tax counsel for The Jones Financial Companies, L.L.L.P., a Missouri Registered Limited Liability Limited Partnership (the “Partnership”), in connection with the Partnership’s offer to exchange any and all issued and outstanding units of Class A Limited Partner Interests (the “Class A Interests”) in the Partnership for Class B Limited Partner Interests (the “Class B Interests”) in the partnership (the “Exchange Offer”). This opinion is being delivered in connection with the Registration Statement of The Jones Financial Companies, L.L.L.P. on Form S-4, filed with the Securities and Exchange Commission on July 27, 2026 (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;
b.	All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Exchange Offer, are true and accurate as of the date hereof; and
c.	The description of the Exchange Offer in the Registration Statement is accurate, the Exchange Offer will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Exchange Offer, or any matter other than those specifically covered by this opinion.

Based upon and subject to the foregoing and subject to the assumptions and limitations set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, under current U.S. federal income tax law, an exchange of units of Class A Interests for units of Class B Interests pursuant to the Exchange Offer should, in each case, be treated as an exchange described in Section 721(a) of the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof and addresses only the U.S. federal income tax consequences of the Exchange Offer expressly addressed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Eversheds Sutherland (US) LLP
Eversheds Sutherland (US) LLP
Enclosures